Exhibit 10.23

DEUTSCHE BANK TRUST COMPANY AMERICAS 60 Wall Street New York, New York 10005

DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

October 31, 2005

Cbeyond Communications, Inc.

Cbeyond Communications, LLC

320 Interstate North Parkway, Suite 300

Atlanta, GA 30339

Attention:	J. Robert Fugate, Executive Vice President and
Chief	Financial Officer

re Senior Secured Financing Commitment Letter

Ladies and Gentlemen:

You have informed Deutsche Bank Trust Company Americas (“DBTCA”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”) that (i) Cbeyond Communications, Inc., a Delaware corporation (“Holdings”), intends to consummate an initial public offering of its common stock, generating net cash proceeds of at least $60.0 million (the “IPO”) and (ii) in connection therewith, Holdings and Cbeyond Communications, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Holdings (the “Borrower”), intend to refinance all of their existing indebtedness under their existing credit facility agented by Cisco Systems Capital Corporation (the “Refinancing”). You have further advised us that you intend to obtain a $10.0 million senior secured revolving loan facility (the “Revolving Loan Facility”), a summary of certain of the terms and conditions of which is set forth in Exhibit A attached hereto (the “Term Sheet”). The entering into of definitive loan documentation with respect to the Revolving Loan Facility, the consummation of the IPO and the Refinancing are herein collectively called the “Transaction”.

DBTCA is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet, it hereby commits (i) to provide 100 % of the Revolving Loan Facility and (ii) to act as sole Administrative Agent (in such capacity, the “Administrative Agent”) under the Revolving Loan Facility. At DB’s option, DBTCA, DBSI and/or one or more affiliates thereof may also be designated as “Lead Arranger”, “Syndication Agent”, “Documentation Agent” or such other title as may be deemed appropriate or desirable by DB. You agree that, except as contemplated by the immediately preceding two sentences, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Revolving Loan Facility, unless you and we shall so agree. DBTCA reserves the right, prior to or after execution of the definitive credit documentation for the Revolving Credit Facility, to syndicate all or part of its commitment hereunder to one or more other lenders (together with DBTCA, the “Lenders”) that will become party to such definitive credit documentation pursuant to a syndication to be managed by DBSI in consultation with you. All aspects of any syndication of the Revolving Loan Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by DB in consultation with you. You agree to actively assist DB in such syndication, including by using your commercially reasonable efforts to provide DB and the Lenders, promptly upon request, with all information reasonably deemed necessary by DB to complete successfully the syndication, including, but not limited to projections and all information prepared by you or your affiliates or advisors relating to the transactions described herein. You also agree to make available your representatives and senior officers, in each case from time to time and to attend and make presentations regarding the business and prospects of Holdings, the Borrower and their respective subsidiaries at a meeting or meetings of Lenders or prospective Lenders, in each case at such times (with reasonable advance notice) and places as DB may reasonably request.

You represent, warrant and covenant that (i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of Holdings, the Borrower and their respective subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof. You agree to supplement the Information and the Projections from time to time until the date of the effectiveness of the definitive credit documentation governing the Revolving Loan Facility (the “Closing Date”), as appropriate, so that the representations and warranties in the preceding sentence remain correct. You understand that, in connection with any syndication of the Revolving Loan Facility, DB will use and rely on the Information and the Projections without independent verification thereof.

DB’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to DB any condition or circumstance which DB shall determine has had, or could reasonably be expected to have, a material adverse effect on (x) the Transaction, (y) the property, assets, nature of assets, business, operations, liabilities or condition (financial or otherwise) of Holdings, the Company and their respective subsidiaries taken as a whole since December 31, 2004, or (z) the rights or remedies of the Lenders or the ability of Holdings, the Borrower and their respective subsidiaries to perform their obligations to the Lenders under the Revolving Loan Facility (each, a “Material Adverse Effect”), (b) DB not becoming aware after the date hereof of any information not previously known to DB which DB believes is materially negative information with respect to the Transaction or the business, property, assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower and their respective subsidiaries taken as a whole, or which is inconsistent in a material and adverse manner with any such information or other matter disclosed to DB prior to the date hereof, and (c) the other conditions set forth or referred to herein and in the Term Sheet.

To induce DB to issue this letter (together with the Term Sheet, this “Commitment Letter”) and to proceed with the documentation of the proposed Revolving Loan Facility, you hereby jointly and severally agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel and consultants) of DB and its affiliates arising in connection with this Commitment Letter and in connection with the Transaction and other transactions described herein shall be for your joint and several account (and that you shall from time to time upon request from DB reimburse it and its affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Revolving Loan Facility is made available or definitive credit documents are executed. You further jointly and severally agree to indemnify and hold harmless the Administrative Agent and each other agent or co-agent (if any) designated by DB with respect to the Revolving Loan Facility (each, an “Agent”), each Lender (including in any event DBTCA) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse (on a joint and several basis) each Agent, each Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any action, suit, proceeding, claim, loss, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither DB nor any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

DB reserves the right to employ the services of its affiliates (including Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to DB in such manner as DB and its affiliates may agree in their sole discretion. You also agree that DB may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that (i) DB may share with any of its affiliates, and such affiliates may share with DB, any information related to the Transaction, Holdings, the Borrower (and your respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) DB and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Holdings or the Borrower may have conflicting interests regarding the transactions described herein and otherwise. DB agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by Holdings and the Borrower as confidential information in accordance with customary banking industry practices.

You agree that this Commitment Letter is for your confidential use only and that, unless DB has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the related fee letter of even date herewith among the parties hereto (the “Fee Letter”) to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent, (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make. If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.

You hereby represent and acknowledge that, to the best of your knowledge, neither DB, nor any employees or agents of, or other persons affiliated with, DB, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

The provisions of the four immediately preceding paragraphs shall survive any termination of this Commitment Letter.

In order to comply with the USA PATRIOT Act, DB must obtain, verify and record information that sufficiently identifies each entity (or individual) that enters into a business relationship with DB. As a result, in addition to your corporate name and address, DB will obtain your corporate tax identification number and certain other information. DB may also request relevant corporate resolutions and other identifying documents.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of DB (and any purported assignment without such consent shall be null and void). This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof and thereof waived, except by an instrument in writing signed by you and DB.

Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein. Matters that are not covered or made clear herein, in the Term Sheet or in Fee Letter are subject to mutual agreement of the parties hereto. This Commitment Letter and the Fee Letter are intended to be solely for the benefit of the parties hereto and thereto and are not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto or thereto (and indemnified persons) and may not be relied upon by any person or entity other than you. Neither this Commitment Letter nor the Fee Letter is intended to create a fiduciary relationship among the parties hereto or thereto.

Each of the parties hereto hereby waives any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter or the Fee Letter. You hereby submit to the non-exclusive jurisdiction of the federal and New York state courts located in the county of New York in connection with any dispute related to this Commitment Letter, the Fee Letter or any matters contemplated hereby or thereby.

DB’s willingness, and commitments, with respect to the Revolving Loan Facility as set forth above will terminate on November 18, 2005, unless on or prior to such date the Transaction has been consummated and a definitive credit agreement evidencing the Revolving Loan Facility, in form and substance satisfactory to DB, shall have been entered into. Before such date, DB may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, results or is likely to result in the failure to satisfy any condition set forth in the fourth paragraph of this Commitment Letter.

* * *

If you are in agreement with the foregoing, please sign and return to DB the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letter, no later than 5:00 p.m., New York time, on November 1, 2005. Unless this Commitment Letter and the Fee Letter are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Calli S. Hayes
Name: Calli S. Hayes Title: Managing Director

By:	/s/ Stephen Cayer
Name: Stephen Cayer Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ David Pearson
Name: David Pearson Title: Managing Director

By:	/s/ Matthew Maley
Name: Matthew Maley Title: Vice President

Agreed to and Accepted this

31 day of October, 2005:

CBEYOND COMMUNICATIONS, INC.

By:	/s/ J. Robert Fugate
Name: J. Robert Fugate Title: CFO

CBEYOND COMMUNICATIONS, INC.

By:	/s/ J. Robert Fugate
Name: J. Robert Fugate Title: CFO

SUMMARY OF CERTAIN TERMS OF REVOLVING LOAN FACILITY

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement (the “Commitment Letter”) to which this Exhibit A is attached are used herein as therein defined.

Borrower:	Cbeyond Communications, LLC (the “Borrower”).

Administrative Agent:	Deutsche Bank Trust Company Americas (“DBTCA”) (in such capacity, the “Administrative Agent”).

Lenders:

DBTCA and such other financial institutions as may become party to the definitive credit agreement governing the Revolving Loan Facility referred to below (the “Credit Agreement”) in accordance with the assignment provisions described below under the heading “Assignments and Participations” (collectively, the “Lenders”).

Total Revolving Loan Facility:	A revolving loan facility in an aggregate principal amount of $10.0 million (the “Revolving Loan Facility”).

Transaction:

As use herein, “Transaction” shall mean, collectively, (i) the entering into of definitive loan documentation with respect to the Revolving Loan Facility and (ii) the consummation of an initial public offering of Cbeyond Communications, Inc. (“Holdings”) generating net cash proceeds of $60.0 million (the “IPO”) and the contribution of the net cash proceeds therefrom to the Borrower.

Use of Proceeds:

The proceeds of loans under the Revolving Loan Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes (other than financing acquisitions, investments or dividends).

Maturity:	The final maturity date of the Revolving Loan Facility (the “Revolving Loan Maturity Date”) shall be 5 years from the date of the effectiveness of the Credit Agreement (the “Closing Date”).

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the Credit Agreement.

Guaranties:

Holdings and each direct and indirect subsidiary of Holdings (other than the Borrower) (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty of all amounts owing under the Revolving Loan Facility (the “Guaranties”). Such Guaranties shall be in form and substance reasonably satisfactory to

DBTCA. All Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above, no non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”) shall be required to provide a Guaranty (or constitute a Guarantor) if the furnishing of such Guaranty gives rise to material adverse tax consequences to Holdings or the Borrower.

Security:

All amounts owing under the Revolving Loan Facility (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any CFC shall be required to be pledged if the pledging thereof would give rise to material adverse tax consequences to the Borrower, and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, real estate and leasehold interests) owned by the Borrower and the Guarantors, subject (in each case) to exceptions satisfactory to DBTCA.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to DBTCA, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to DBTCA in its reasonable discretion.

Optional Commitment Reductions:

The unutilized portion of the total commitments under the Revolving Loan Facility may, upon three business days’ notice, be reduced or terminated by the Borrower, in whole or in part, without premium or penalty in minimum amounts to be agreed.

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ notice in the case of Eurodollar Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Repayments:

(i) If at any time the outstandings pursuant to the Revolving Loan Facility exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans shall be required in an amount equal to such excess, (ii) if at any time cash and cash equivalents held by Holdings and its subsidiaries exceeds $5.0 million for 10 consecutive days, repayments of Revolving Loans shall be required in an amount equal to such excess (without a corresponding reduction to the commitments under the Revolving Loan Facility) and (iii) upon the occurrence of a change of control (to be defined), all commitments under the Revolving Loan Facility shall terminate and all outstanding Revolving Loans shall become due and payable.

Interest Rates:

At the Borrower’s option, Revolving Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to (x) 1.75% in the case of Revolving Loans maintained as Base Rate Loans and (y) 2.75% in the case of Revolving Loans maintained as Eurodollar Loans.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans.

The Revolving Loan Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Revolving Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed.

Default Interest:

Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fee:

A commitment fee, at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Loan Facility, will commence accruing on the Closing Date and will be payable quarterly in arrears.

Assignments and Participations:

Neither Holdings nor the Borrower may assign its rights or obligations under the Revolving Loan Facility. Any Lender may assign, and may sell participations in, its rights and obligations under the Revolving Loan Facility to an Eligible Assignee (to be defined to the reasonable satisfaction of the Administrative Agent and the Borrower, but, in any event, to exclude any direct corporate competitor of Holdings or any of its subsidiaries), subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount to be established by the Administrative Agent (or, if less, the entire amount of such assignor’s commitments and outstanding Revolving Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld or delayed)). The Revolving Loan Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Credit Agreement and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Agreement and the other loan documentation governing the Revolving Loan Facility will require the approval of the Borrower and Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Revolving Loan Facility, except that (a) the consent of each Lender affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, and (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral.

Documentation; Governing Law:

The definitive financing agreements for the Revolving Loan Facility (and related security documentation, guaranties, etc.) shall be consistent with the terms of the Commitment Letter and this Term Sheet, in each case prepared by White & Case LLP as counsel to the Administrative Agent, and reasonably satisfactory to the Administrative Agent (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local law).

Conditions Precedent to Closing Date:

Those conditions precedent that are usual and customary for this type of facility, and such additional conditions precedent as DB shall reasonably deem appropriate in the context of the proposed Transaction. Without limiting the foregoing, the following conditions shall apply:

(i)	The structure and all terms of, and the documentation for, each component of the Transaction shall be reasonably satisfactory in form and substance to DBTCA, and such documentation shall be in full force and effect. All conditions precedent to the consummation of the Transaction, as set forth in the documentation relating thereto, shall have been satisfied, and not waived except with the consent of DBTCA. Each component of the Transaction shall have been consummated in accordance with the documentation therefor and all applicable laws.

(ii)	The Borrower shall have received net cash proceeds of at least $60.0 million (calculated after underwriting fees) from the consummation of the IPO.

(iii)	All obligations of the Borrower and its subsidiaries with respect to the Second Amended and Restated Credit Agreement, dated as of November 1, 2002, among the Borrower, Holdings, the lending institutions from time to time party thereto, and Cisco Systems Capital Corporation, as agent, shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of DBTCA.

(iv)	Holdings and its subsidiaries shall have no outstanding preferred equity, indebtedness or contingent liabilities, except for indebtedness incurred pursuant to the (i) the Revolving Loan Facility and (ii) such other existing indebtedness and disclosed contingent liabilities, if any, as shall be permitted by DBTCA (the “Existing Indebtedness”), and all stock of the Borrower shall be owned by Holdings free and clear of liens (other than those securing the Revolving Loan Facility). If any Existing Indebtedness is permitted to remain outstanding after the Closing Date, all terms and conditions thereof shall be required to be reasonably satisfactory to DBTCA in its sole discretion.

(v)	There shall be no conflict with, or default under, any material agreement of Holdings and its subsidiaries (including any such agreements in respect of Existing Indebtedness), subject to such exceptions as may be agreed upon.

(vi)	There shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Revolving Loan Facility.

(vii)	Since December 31, 2004, nothing shall have occurred (and DBTCA shall not have become aware of any facts or conditions not previously known) which DBTCA shall determine has had, or could reasonably be expected to have a material adverse effect on (x) the Revolving Loan Facility, (y) the property, assets, nature of assets, business, operations, liabilities or condition (financial or otherwise) of the Borrower or Holdings and its subsidiaries taken as a whole, or (z) the rights or remedies of DBTCA or the ability of Holdings, the Borrower and their respective subsidiaries to perform their obligations to DBTCA under the Revolving Loan Facility (each, a “Material Adverse Effect”).

(viii)	No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Revolving Loan Facility or any documentation executed in connection therewith, or which DBTCA shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(ix)	All Revolving Loans and all other financings to the Borrower (and all guaranties thereof and security therefor) shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).

(x)	All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to DBTCA or otherwise payable in respect of the Revolving Loan Facility shall have been paid to the extent due.

(xi)	The Guaranties and Security Agreements required hereunder shall have been executed and delivered in form, scope and substance reasonably satisfactory to DBTCA, and the DBTCA shall have a first priority perfected security interest in all assets of the Borrower and the Guarantors as and to the extent required above.

(xii)

DBTCA shall have received (x) legal opinions from counsel (including, without limitation, New York counsel) covering matters acceptable to the Administrative Agent (including, without limitation, (I) a no-conflicts opinion as to Existing Indebtedness (if any), and any other material contracts of Holdings, the Borrower or any of their respective subsidiaries and (II) compliance with the

Margin Regulations) and (y) a solvency certificate, in form and substance reasonably satisfactory to DBTCA, from the chief financial officer of Holdings.

(xiii)	DBTCA shall have received and be satisfied with (i) audited consolidated financial statements of the Borrower for the three fiscal years of the Borrower ended prior to the Closing Date, (ii) unaudited consolidated financial statements of the Borrower for each fiscal quarter of the Borrower ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (iii) pro forma consolidated financial statements of Holdings and its subsidiaries (including the Borrower) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Borrower, guaranteed by Holdings, became effective on the Closing Date) on Form S-1, which pro forma financial statements shall demonstrate, to DBTCA’s reasonable satisfaction, that (x) the total consolidated indebtedness of Holdings and its subsidiaries (determined on a pro forma basis after giving effect to the Transaction and including any repayment of indebtedness with the proceeds from the IPO) does not exceed 1.0 multiplied by Adjusted Consolidated EBITDA (to be defined in a manner satisfactory to DB and the Borrower) of the Borrower for the twelve month period ending on September 30, 2005 and (y) Adjusted Consolidated EBITDA for the Borrower for the twelve month period ending on September 30, 2005 is at least $21.0 million, (iv) interim financial statements of the Borrower for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the Closing Date and (v) detailed projected consolidated financial statements of Holdings and its subsidiaries for the five fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of Holdings and its subsidiaries after giving effect to the Revolving Loan Facility, and (y) be prepared and approved by the Borrower (the “Projections”).

(xiv)	DBTCA shall have received evidence of insurance maintained by Holdings, the Borrower and their respective subsidiaries consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.

(xv)	All agreements relating to, and the corporate and capital structure of, Holdings and its subsidiaries, and all organizational documents of Holdings and its subsidiaries, in each case as the same will exist after giving effect to the Revolving Loan Facility, shall be reasonably satisfactory to DBTCA.

Conditions Precedent to Closing Date and Each Revolving Loan:

(i)	All representations and warranties shall be true and correct in all material respects on and as of the date of each borrowing of a Revolving Loan (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date.

(ii)	No event of default under the Revolving Loan Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Revolving Loan Facility, shall have occurred and be continuing, or would result from any borrowing of a Revolving Loan.

(iii)	The Borrower may not incur any Revolving Loans if (after giving effect to the incurrence thereof and the application of proceeds therefrom and any cash or Cash Equivalents (to be defined) on hand (to the extent such proceeds and/or other cash or Cash Equivalents are actually utilized by the Borrower and/or any other subsidiary of Holdings on the respective date of incurrence of such Revolving Loan for a permitted purpose other than an investment in Cash Equivalents)) Holdings and its subsidiaries would hold cash and Cash Equivalents on such date of incurrence in an aggregate amount in excess of $5.0 million.

Representations and Warranties:

Those representations and warranties which are usual and customary for this type of facility, and such additional representations and warranties as DBTCA shall deem appropriate. Although the representations and warranties have not yet been specifically determined, we anticipate that the representations and warranties shall in any event include, but not be limited to: (i) corporate status, (ii) power and authority, (iii) no violation or conflicts, (iv) governmental and third-party approvals, (v) financial statements, undisclosed liabilities and projections, (vi) absence of a Material Adverse Effect, (vii) solvency, (viii) absence of material litigation, (ix) true and complete disclosure, (x) use of proceeds and compliance with Margin Regulations, (xi) tax returns and payments, (xii) compliance with ERISA, environmental law, general statutes, etc., (xiii) ownership of property, (xiv) perfection of security interests under Security Agreements, (xv) capitalization, (xvi) inapplicability of Investment Company Act and Public Utility Holding Company Act, (xvii) employment and labor relations, (xviii) intellectual property, franchises, etc., (xix) Existing Indebtedness, (xx) maintenance of insurance, and (xxi) subordination.

Affirmative and Negative Covenants:

Those covenants usual and customary for these types of facilities, and such additional covenants as DB shall deem appropriate in the context of the proposed Transaction (with customary exceptions and baskets to be agreed upon). Special-purpose “holding company” covenants shall apply to Holdings. Although the covenants have not yet been specifically determined, we anticipate that the other covenants shall in any event include, but not be limited to: (i) limitations on other indebtedness (including contingent liabilities and seller notes), (ii) limitations on mergers and acquisitions and dispositions of assets, (iii) limitations on sale-leaseback transactions, (iv) limitations on dividends and other restricted payments, (v) limitations on voluntary prepayments of other indebtedness and amendments thereto, and amendments to organizational documents and other material agreements, (vi) limitations on transactions with affiliates, (vii) limitations on (x) investments (including joint ventures and partnerships) and (y) holding cash and cash equivalents in excess of $5.0 million at any time Revolving Loans are outstanding, (viii) limitations on (x) formation of subsidiaries and (y) issuances of certain equity interests, (ix) maintenance of existence and properties; corporate separateness, (x) limitations on liens, subject to customary exceptions and baskets to be agreed upon and to include a basket for liens securing purchase money security interest indebtedness and capital lease obligations; provided that (I) with respect to such purchase money security interest indebtedness, (x) the aggregate principal amount thereof shall not exceed $10.0 million at any time outstanding, (y) the average weighted life to maturity of such indebtedness shall be no shorter than the average weighted maturity of the Revolving Loan Facility (i.e., five years) and (z) all covenants, defaults, basket amounts and other relevant terms shall be no more restrictive than the comparable terms set forth in the Credit Agreement and (II) with respect to capital lease obligations, the aggregate amount thereof shall not exceed $15.0 million at any time), (xi) adequate insurance coverage, (xii) ERISA covenants, (xiii) financial reporting, notice of environmental, ERISA-related matters and material litigation and visitation and inspection rights, (xiv) compliance with laws, including environmental and ERISA, (xv) payment of taxes and other liabilities, (xvi) limitation on changes in nature of business and (xvii) use of proceeds.

Financial Covenants:	Financial covenants to consist of the following:

(i)

As at the end of each fiscal quarter of the Borrower, the Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters then last ended (taken as a single accounting period) (each, a “Test Period”) shall equal at least (w) in the case of each Test Period ended in fiscal year 2006, 75%, (x) in the case of each Test Period ended in fiscal year 2007, 77%, (y) in the case of each Test Period ended in fiscal year 2008, 79% and (z) in the case of each

Test Period ended thereafter, 80%, in each case of the amount specified for such Test Period as set forth in the Projections delivered to DB on or prior to the date of the Commitment Letter; and

(ii)	As at the end of each fiscal quarter of the Borrower, the aggregate amount of capital expenditures (including purchase money security interests and capital lease obligations) incurred by Holdings and its subsidiaries during the period commencing on October 1, 2005 and ending on the last day the fiscal quarter then last ended, shall not exceed 120% of the cumulative amount of permitted capital expenditures specified for such period in the Projections delivered to DB on or prior to the date of the Commitment Letter.

Events of Default:

Those events of default usual and customary for this type of facility, and such additional events of default as are appropriate under the circumstances, including, without limitation, (i) a change of control (to be defined to the reasonable satisfaction of DBTCA) of Holdings or the Borrower, (ii) payment defaults, (iii) inaccuracy of representations and warranties, (iv) failure to perform covenants, (v) cross-default to other indebtedness and defaults under other agreements, (vi) bankruptcy, insolvency, etc., (vii) ERISA events, (viii) invalidity Security Agreements or loss of first-priority perfection of security interests, (ix) invalidity of Guaranties, (x) judgments, (xi) Material Adverse Effect, (xii) failure to maintain consents, approvals, etc. and (xiii) subordination.

Indemnification:

The documentation for the Revolving Loan Facility will contain customary indemnities for DBTCA, and its employees, agents and affiliates (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision).

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